Exhibit 99.1

Investor and Media Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com
CNS Response Provides Shareholder Update

Costa Mesa, CA – September 10, 2009 – CNS Response, Inc. (OTCBB:CNSO) provides a Letter to Shareholders from Chief Executive Officer George Carpenter.

“Dear Shareholder,

To follow up on our communication to you last week about the purported shareholder election held by Len Brandt, we wanted to provide you some more detail about that meeting’s deficiencies and Len Brandt’s misleading statements regarding financing options for the Company.

1. The Company’s position on this meeting is based on Delaware Corporate Governing Law:

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Brandt could not legally call a valid meeting after June 26th.  He had 60 days to complete a meeting with a quorum (over 50% of shareholders agreeing to hold a meeting), beginning with the first meeting he called on June 22, and failed to put together a quorum in 7 attempts.

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The Company’s official annual meeting has been duly called by the Board of Directors and scheduled for September 29, 2009.  Since 2000 Brandt never held an annual meeting, even though it was required in the Company’s Bylaws and requested by the Board.  Nevertheless, Brandt was now in a rush to hold a meeting 25 days before the official meeting date set by the Board after his dismissal.

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This was not a legitimate meeting.  The official record date for the shareholder meeting is August 27, 2009.  The 16 million shares present at the meeting -- which included approximately 2 million NO votes -- would not have been enough to hold a meeting under our Delaware Charter and Bylaws.  In fact, shares voting YES for Len Brandt and his slate of directors represented only 34.4% of the outstanding shares of the company.  Excluding Brandt’s personal holdings, shareholders voting for him represented only 15.4% of the company.  In effect, Brandt was attempting to take control of the Company using a minority of outstanding shares, mostly his own.

2. Likewise, the claims made by Len Brandt regarding the financing options of the company are demonstrably untrue.  He did not have the financing deal in hand that he represented from Laidlaw.  While numerous term sheets were exchanged, at no time was the full Board presented with or asked to vote on an actual financing of the type presented in his proxy documents.  At no point did Laidlaw ever make a firm underwriting commitment to finance the Company.  Here’s the real story:

In September of 2008, Brandt received an initial financing proposal from Laidlaw.  It indicated that, in order for the pricing to be acceptable to the market, it would need to be at $.40 per share with 100% warrant coverage.  It is a misrepresentation for Brandt to state that now a deal could be successfully closed at $.80.

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CNS Response Provides Shareholder Update

In December, Laidlaw again proposed this financing, but with two significant new terms:  1) a requirement that a minimum of $1.0-1.5 million in equity be raised from existing company shareholders before Laidlaw would consider using its network to raise $1.0 million, and 2) that the equity would need to be structured as a preferred stock investment with many restrictive terms, including full anti-dilution protection.  In other words, the shares would be sold at $.40 per share, but could eventually be converted to common stock at a much lower price (but never a higher one).

In January, Laidlaw did propose a Bridge Loan structure, which was incomplete, never agreed to by either Laidlaw or CNS Response, and never presented to CNS Response’s full Board.  Yet Brandt claims it was a legitimate financing alternative to the bridge loan executed five months later by the Board after dismissing Brandt, while failing to mention the anti-dilution protection clause in his comparison.  Later in January, the Bridge Loan structure is abandoned and Laidlaw agrees to assist with the Company-sponsored equity rights offering.

Finally, in March, Laidlaw reports “no traction” on an equity offering and asks Brandt whether he has yet received any commitments from his existing shareholders.  From the Board’s March 17th minutes:  “Mr. Brandt stated that a financing in the near term being spearheaded by brokers is not feasible given current market conditions.”  Meanwhile, Brandt documents his plans to wind down the Company while soliciting new, non-traditional sources of capital, including an extensive exchange of term sheets with a well-known internet spammer.

Conclusion:  There was no impending equity deal when Brandt was dismissed by the Board.  His shareholder materials suggest that he had better deals than the Board approved in June and August; these are false claims.

I’m sorry for the many letters and press releases on this topic, and the distraction this issue has caused.  It was not our choice:  due to the significant number of false and misleading claims made by Len Brandt, we felt that it was our fiduciary duty to defend the company by correcting the most egregious ones.  The price has been high in legal fees, and made higher (and therefore more dilutive) by Brandt’s repeated efforts to remove and discredit some of the finest people I’ve ever worked with.

Ultimately, all of us were chosen for this Company by Len Brandt, and this Board has used its judgment to act in the best interest of ALL shareholders.  And for my part, I don’t much care what names I’m called.  This is what I signed up for, and I’ll be judged by our performance record, good or bad.   So far, the record has been good:

-	Brandt failed to raise capital over 12 months and put the Company in a position where it could only do a dilutive financing; we raised capital in 60 days and the Company survived.

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Brandt failed to build his team and blamed them for his failures; we’ve harnessed the talent of our physicians and management and advanced the Company in every area -- clinical research, product development, and commercialization -- and the Company has thrived.

-	We’ve built a world-class Board of Directors with unprecedented access to sources of funded research, and expertise in commercialization and health policy.

We look forward to seeing all of our shareholders on September 29th in Newport Beach.

Sincerely yours,

George C. Carpenter IV
Chief Executive Officer”

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CNS Response Provides Shareholder Update

Additional Information and Where to Find It
CNS Response, Inc. (the “Company”) intends to file one or more a proxy statements with the Securities and Exchange Commission (“SEC”) in connection with its Annual Meeting of Stockholders and one or more purported meetings called by a stockholder of the Company, Leonard Brandt. CNS SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov or from the Company at 2755 Bristol Street, Suite 285, Costa Mesa, CA 92626.

Participants in Solicitation
CNS and its directors (other than Leonard J. Brandt) and executive officer (George Carpenter, who also serves as a director) may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders the purported special meeting called by Leonard Brandt or any consent solicitation undertaken by Brandt. Securityholders may obtain information regarding the names, affiliations and interests of such individuals in CNS’s Form 10-K and Form 10-K/A filings with the SEC on January 13, 2009 and January 28, 2009, respectively.  To the extent holdings of CNS securities of the participants have changed since the amounts reflected in those filings, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed by those persons with the SEC. Additional information regarding the interests of these persons in these matters will be included in the Company’s definitive proxy statements.

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc.  Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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